Exhibit 99.1

THE INTERPUBLIC GROUP OF COMPANIES, INC.
WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
1271 Avenue of the Americas,  New York, N.Y. 10020


                                        Contact Information

                                        Media:                    Investors:
                                        Philippe Krakowsky        Susan Watson
                                        (212) 399-8088            (212) 399-8208

EMBARGOED UNTIL 4:00 PM (EST)



          INTERPUBLIC REPORTS FOURTH QUARTER AND FULL-YEAR 2001 RESULTS

     Restructuring Initiatives Instrumental in Meeting Pro Forma EPS Targets


NEW YORK, NY (February 28, 2002)--The Interpublic Group of Companies, Inc., (NYSE:IPG) today reported pro forma earnings of $.96 per share for the full year 2001, compared to a pro forma $1.53 for 2000. Pro forma earnings are defined as net income exclusive of restructuring and other unusual items. Results for all periods include the operations of True North Communications, which was acquired in a pooling-of-interests transaction on June 21.

The company's operating results continued to reflect a very difficult advertising environment, particularly in the United States, as well as reduced demand for other marketing services in the wake of weak economic activity. Accordingly, revenues for the year declined 4.8% in 2001, exclusive of the loss of the Chrysler account by Foote Cone & Belding prior to its acquisition by Interpublic. Inclusive of this loss, revenue declined 6.3% to $6.7 billion from $7.2 billion a year earlier. Pro forma net income for 2001 was $359.2 million, compared to a pro forma $570.3 million in 2000.

"The past year was a challenging one for Interpublic," according to John J. Dooner, Chairman and Chief Executive Officer. "We have addressed the situation forcefully, with a major restructuring program and financial disciplines that will ensure we meet our commitments to shareholders in spite of the harsh media and marketing environment. We expect these initiatives will enhance our operating performance going forward."

Inclusive of restructuring and other unusual items in both years, Interpublic reported a loss of $1.37 per share in 2001, compared to earnings per share of $1.14 in 2000. Restructuring and other unusual items are discussed later in this release.


Fourth Quarter Results

EPS for the fourth quarter of 2001 was $.30 per share, compared with a pro forma $.51 per share in the year-earlier quarter. In the final quarter of 2001, net income totaled $111.2 million, compared to the prior year's pro forma $190.5 million.

Revenue was $1.7 billion for the quarter, down 16% from $2.0 billion in the final quarter of 2000, reflecting reduced demand for most services. Domestic revenue declined 19% to $919 million, compared to $1.1 billion in the prior year's quarter. Exclusive of the Chrysler loss, domestic revenue declined 16.4%. International revenue fell 12% in the quarter to $801 million. In constant dollars, international revenue was down 7%, reflecting decreases in all regions.

Pro forma fourth quarter 2000 EPS of $.51 exclude a special charge of $17.5 million relating to the loss of the Chrysler account, a $44.7 million one-time cost related to the acquisition of Deutsch, and a $25.8 million charge related to the Company's portion of asset impairment and restructuring charges by Modem Media, an investment accounted for by the equity method. Inclusive of these charges, Interpublic earned $.30 per share in the fourth quarter of 2000.


Organic Revenue

Organic revenue accounted for 2.9 percentage points of the 6.3% revenue decline in 2001. For the year, organic revenue was down 7% in the United States and up 3% in all other markets.

In the fourth quarter, organic revenue represented 10.1 percentage points of the Company's 16% revenue decline, reflecting a 15% decline in the United States and a 6% decline internationally.

A chart detailing components of revenue change follows.



Components of Revenue Change
(in millions)
                                      Quarter     Variance      Year       Variance
                                      -------     --------      ----       --------
2000 Revenue                         $2,041.8                 $7,182.7

Effect of:

Organic                                (205.8)     (10.1)%      (207.4)     (2.9)%

Loss of Chrysler                        (35.9)      (1.8)%      (116.3)     (1.6)%

Currency Translation                    (52.2)      (2.6)%      (159.4)     (2.2)%

Acquisitions (net of dispositions)      (28.4)      (1.3)%        62.2        .9%

September 11                                                     (35.0)      (.5)%


2001 Revenue                         $1,719.5      (15.8)%    $6,726.8       (6.3)%


New Business

For the full year, net new business won by the company was $2.8 billion in billings. New business wins totaled $5.5 billion, including assignments from Verizon, Microsoft, United Parcel Service, Sepracor, L'Oreal, Pfizer/Pharmacia, Coca-Cola and Sirius Satellite Radio. Losses totaled $2.7 billion, approximately $750 million of which were directly related to the True North acquisition.

Independent of these anticipated merger-related account losses, net new business for 2001 was $3.6 billion.

For the fourth quarter of 2001, net new business billings were $223 million, again reflecting merger-related losses.


The first quarter of 2002 has seen a marked increase in new business activity, with Interpublic agencies bringing in major assignments from Sony, MCI Worldcom, Starwood Hotels, Zenith Electronics, Electrolux, Revlon, American Airlines, HSBC, Tricon Global Restaurants, Nextel and Deutsche Telekom.

Revenue by Discipline

Advertising and media revenue declined 17% in the fourth quarter to $1.1 billion, reflecting a depressed advertising environment and cuts in client spending. In the quarter, advertising and media contributed 61% of revenue.

Specialized marketing services revenue declined 14% to $667 million, representing 39% of revenue. The company experienced disproportionate declines in public relations, event marketing and interactive marketing.

Operating Costs and EBITDA

Operating costs declined $236 million in the quarter, reflecting the benefit of Interpublic's restructuring initiatives in 2001 and other operating cost reductions. An important component of the operating cost decline was a 20% decrease in salary and related expenses to $924 million, reflecting lower headcount and significantly reduced incentive compensation, commensurate with performance.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $331.8 million in the fourth quarter of 2001, representing 19.3% of revenue. In the fourth quarter of 2000, pro forma EBITDA was $417 million, equal to 20.4% of revenue.

Other Income (Expense)

Interest expense declined to $38.8 million in the fourth quarter, from $39.3 million a year earlier, reflecting lower average rates on higher borrowing levels.

Other income, net, in the fourth quarter was $2.4 million. In the 2000 quarter, other income, net, was $15.7 million, which consisted primarily of pretax gains on the sale of securities.

Interpublic's tax rate was 43.4% in the fourth quarter of 2001, compared to pro forma 37.8% a year earlier, primarily reflecting the effect of non-deductible goodwill amortization on a lower income base in 2001 and a change in the tax status of Deutsch, Inc., which was acquired in November 2000. For the full year 2001, Interpublic's pro forma tax rate was 42.5%, compared to a pro forma 40.1% in 2000.


Balance Sheet Items

At December 31, 2001, cash and equivalents totaled $935 million. Total debt was $2.9 billion, equal to 60% of total capital, compared to 63% at the end of the third quarter and 46% at year-end 2000. Shareholders' equity totaled $2.0 billion.

Restructuring and Other Unusual Items

In the first three quarters of 2001, the Company recognized $646 million in restructuring and other merger-related charges, $303 million in goodwill impairment and other charges, and a $208 million reduction in the carrying value of other investments. In addition, included in operating costs are charges of $85.4 million, relating primarily to the impaired value of miscellaneous operating assets, and a credit of $50 million resulting from reductions in previously-established severance reserves.

Unusual charges for the full year 2000 included a total of $133 million for restructuring and other merger-related costs and the special charge relating to the loss of Chrysler, a $44.7 million one-time cost related to the purchase of Deutsch, and a $25.8 million charge related to the company's portion of asset impairment and restructuring charges by Modem Media, an investment accounted for on the equity method.

Conference Call

Management will discuss fourth quarter results on a conference call beginning at 5 PM (EST) today. The call and a discussion outline can be accessed at the Company's website, www.interpublic.com. An audio archive of the discussion will be available at the site for 30 days.

About Interpublic

The Interpublic Group of Companies is among the world's largest advertising and marketing services organizations. Its four global operating groups are the McCann-Erickson World Group, The Partnership, FCB Group and Advanced Marketing Services. Major brands include Draft Worldwide, Deutsch, Foote Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.
                                      # # #

Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements that are not historical fact, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effect of national and regional economic conditions, the ability of Interpublic to attract new clients and retain existing clients, the financial success of the clients of Interpublic, developments from changes in the regulatory and legal environment for advertising companies around the world, and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

One of Interpublic's business strategies is to acquire businesses that complement and expand its current business capabilities. Accordingly, Interpublic is usually engaged in evaluating potential acquisition candidates. Interpublic is frequently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings, and the ability to retain and attract new personnel and clients.

This document includes financial information calculated on a "pro forma" basis. This "pro forma" financial information, by its very nature, departs from traditional accounting conventions. Accordingly, "pro forma" financial information should be read in conjunction with, and should not be viewed as a substitute for, the information prepared in accordance with Generally Accepted Accounting Principles (GAAP) contained in this document, including the GAAP numbers under the "actual reported" columns in the unaudited "consolidate summaries of earnings" contained in this document.

Investors should evaluate any Interpublic statements in light of these important factors.





                                THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                                            CONSOLIDATED SUMMARY OF EARNINGS
                                     FOURTH QUARTER REPORT 2001 AND 2000 (UNAUDITED)
                                       (Amounts in Millions Except per Share Data)



                                                            Three Months Ended December 31,
                                                -----------------------------------------------------
                                                    Actual Reported                  Pro Forma            Pro Forma %
                                                  2001           2000           2001           2000         Variance
                                                -----------------------       -----------------------     -----------
Revenue
  United States                                 $  918.5       $1,131.1       $  918.5       $1,131.1         (18.8)
  International                                    801.0          910.7          801.0          910.7         (12.0)
                                                --------       --------       --------       --------      --------
Total Revenue                                    1,719.5        2,041.8        1,719.5        2,041.8         (15.8)

Operating Costs                                  1,437.8        1,674.0        1,437.8        1,674.0          14.1
Amortization of Intangible Assets                   46.1           42.4           46.1           42.4          (8.7)
Restructuring and Other Merger Related Costs          --           17.5             --             --            --
Goodwill Impairment & Other                           --           44.7             --             --            --
                                                --------       --------       --------       --------      --------
Income from Operations                             235.6          263.2          235.6          325.4         (27.6)

Other Income (Expense)
     Interest Expense                              (38.8)         (39.3)         (38.8)         (39.3)          1.3
     Interest Income                                13.0           22.2           13.0           22.2         (41.4)
     Other Income, Net                               2.4           15.7            2.4           15.7         (84.7)
                                                --------       --------       --------       --------      --------
Total Other Income (Expense)                       (23.4)          (1.4)         (23.4)          (1.4)          N/A

Income before Provision for Income Taxes           212.2          261.8          212.2          324.0         (34.5)

Provision for Income Taxes                          92.0          112.1           92.0          122.6          25.0
Net Equity Interests (a)                            (9.0)         (36.7)          (9.0)         (10.9)         17.4
                                                --------       --------       --------       --------      --------
Net Income                                      $  111.2       $  113.0       $  111.2       $  190.5         (41.6)
                                                ========       ========       ========       ========      ========

Per Share Data:
     Basic EPS                                  $   0.30       $   0.31       $   0.30       $   0.52         (42.3)
     Diluted EPS                                $   0.30       $   0.30       $   0.30       $   0.51         (41.2)
     Dividend per share - Interpublic           $  0.095       $  0.095       $  0.095       $  0.095           0.0

Weighted Average Shares:
     Basic                                         371.3          363.5          371.3          363.5
     Diluted                                       377.2          373.3          377.2          386.4



(a) Net equity interests is the net of equity in income of unconsolidated affiliates less net income attributable to minority interests of consolidated subsidiaries. Pro forma 2000 amount excludes $25.8 million charge related to the Company's portion of asset impairment and restructuring charges by Modem Media.

     Prior year data have been restated to reflect the effect of the True North
     Communications, Inc. acquisition accounted for as a pooling of interests.

                                THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                                       CONSOLIDATED SUMMARY OF EARNINGS
                                           FULL YEAR 2001 AND 2000 (UNAUDITED)
                                       (Amounts in Millions Except per Share Data)


                                                          Twelve Months Ended December 31,
                                                -----------------------------------------------------
                                                    Actual Reported                  Pro Forma            Pro Forma %
                                                  2001           2000           2001           2000         Variance
                                                -----------------------       -----------------------     -----------
Revenue
  United States                                 $3,805.8       $4,244.2       $3,805.8       $4,244.2         (10.3)
  International                                  2,921.0        2,938.5        2,921.0                         (0.6)
                                                --------       --------       --------       --------      --------
                                                                                              2,938.5
Total Revenue                                    6,726.8        7,182.7        6,726.8        7,182.7          (6.3)

Operating Costs (a)                              5,813.2        6,011.6        5,777.8        6,011.6           3.9
Amortization of Intangible Assets                  173.0          144.3          173.0          144.3         (19.9)
Restructuring and other Merger Related Costs       645.6          133.0             --             --            --
Goodwill Impairment & Other                        303.1           44.7             --             --            --
                                                --------       --------       --------       --------      --------
Income (Loss) from Operations                     (208.1)         849.1          776.0        1,026.8         (24.4)
                                                --------       --------       --------       --------      --------

Other Income (Expense)
     Interest Expense                             (164.6)        (126.3)        (164.6)        (126.3)        (30.3)
     Investment Impairment                        (208.3)            --             --             --           N/A
     Interest Income                                43.0           57.5           43.0           57.5         (25.2)
     Other Income, Net                              13.7           46.2           13.7           46.2         (70.3)
                                                --------       --------       --------       --------      --------
Total Other Income (Expense)                      (316.2)         (22.6)        (107.9)         (22.6)          N/A
                                                --------       --------       --------       --------      --------


Income (Loss) before Provision for Income Taxes   (524.3)         826.5          668.1        1,004.2         (33.5)
Provision (Benefit) for Income Taxes               (43.9)         348.8          284.0          402.2          29.4
Net Equity Interests (b)                           (24.9)         (57.4)         (24.9)         (31.7)         21.5
                                                --------       --------       --------       --------      --------

Net Income (Loss)                               $ (505.3)      $  420.3       $  359.2       $  570.3         (37.0)
                                                ========       ========       ========       ========      ========

Per Share Data:
     Basic EPS                                  $  (1.37)      $   1.17       $   0.97       $   1.59         (39.0)
     Diluted EPS                                $  (1.37)      $   1.14       $   0.96       $   1.53         (37.3)
     Dividend per share - Interpublic           $  0.380       $   0.37       $  0.380       $  0.370           2.7

Weighted Average Shares:
     Basic                                         369.0          359.6          369.0          359.6
     Diluted                                       369.0          370.6          376.6          377.3


(a) Pro forma 2001 amount excludes charges of $85.4 million relating primarily to the impaired value of miscellaneous operating assets, and a credit of $50 million resulting from reductions in previously-established severance reserves.

(b) Net equity interests is the net of equity in income of unconsolidated affiliates less income attributable to minority interests on consolidated subsidiaries. Pro forma 2000 amount excludes $25.8 million charge related to the Company's portion of asset impairment and restructuring charges by Modem Media.

Prior year data have been restated to reflect the effect of the True North
Communications, Inc. acquisition accounted for as a pooling of interests.